CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of ClearBridge Energy Midstream Opportunity Fund Inc. of our reports dated January 18, 2024 and January 18, 2019, relating to the financial statements and financial highlights, which appear in ClearBridge Energy Midstream Opportunity Fund Inc.’s Annual Report on Form N-CSR for the year ended November 30, 2023 and for the year ended November 30, 2018 respectively. We also consent to the reference to us under the heading “Financial Highlights/Senior Securities” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

April 2, 2024

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